Exhibit 99.1
Martin Midstream Partners L.P.
FY 2008 and Q4 2008 Earnings Conference Call
March 5, 2009
8:00 a.m., Central Time
MANAGEMENT DISCUSSION SECTION
Operator
Greetings and welcome to the Martin Midstream Partners Fourth Quarter 2008 Year-End Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operators Instructions]. And as a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Bob Bondurant, Chief Financial Officer for Martin Midstream Partners. Thank you, Mr. Bondurant. You may begin.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you, Operator. And to let everyone know who is on the call today, we have Ruben Martin, Chief Executive Officer and Director of the Company; Wes Martin, Vice President of Business Development; and Joe McCreery, Vice President of Finance.
Before we get started with my business comments, I need to make this disclaimer. Certain statements made during this conference call maybe forward-looking statements relating to financial forecasts, future performances and our ability to make distributions to unitholders. The words anticipate, estimate, expect and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with Generally Accepted Accounting Principles [GAAP] and use certain non-GAAP financial measures within the meanings of SEC Regulation G such as distributable cash flow and EBITDA. We use these measures because we believe it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure the partnership’s cash availability to pay distributions.
Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP, and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday, a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our 2008 10-K are available at our website, www.martinmidstream.com.
And with that out of the way, I’d like to comment on our fourth quarter performance.
For the fourth quarter, we had net income of $16.7 million or $1.08 per limited partner unit. In the fourth quarter, because of certain commodity and interest-rate hedges, that did not qualify for hedge accounting; our net earnings were positively impacted by $800,000 or $0.06 per limited partner unit. So without this positive net non-cash impact to our financials, earnings would have approximated $15.9 million or $1.02 per limited partner unit.
As with other MLPs, the most important measure of our performance is distributable cash flow. Our distributable cash flow for the fourth quarter was $19 million, a distribution coverage of 1.6 times. For the year our distributable cash flow was $59 million. This distributable cash flow provided a distribution coverage of 1.3 times for the year, the highest in our company’s history.
We increased cash distributions paid in 2008 to $2.91 per limited partner unit, which represents an approximate 12% increase when compared to 2007. However, due to the collapse of financial markets and the corresponding lack of access to new capital, we kept our cash distribution flat at $0.75 per unit in the fourth quarter. This decision was based upon current economic conditions and also for preservation of capital. Based upon our current $0.75 quarterly distribution and yesterday’s close price of $16.61, we are currently yielding 18.1%.
Now, I’d like to discuss our fourth quarter performance by segment, comparing net performance to the third quarter. I would like to lead off with the discussion of our Sulfur Services segment as it had an extraordinarily strong performance in the fourth quarter. In this segment, our cash flow which is defined as operating income plus depreciation and amortization was $16.7 million in the fourth quarter, compared to $8.1 million in the third quarter, a 106% increase. Although, our volumes decreased 6%, our margins increased 81%.
Sulfur prices fell $467 per ton in the fourth quarter. The price decrease was positive for us due to the contract structure with our largest sulfur customer. For a portion of any quarter, we bill this customer the previous quarter sulfur price, which provides us improved margins when prices are falling. Of course, when prices are rising which happened in the first three quarters of 2008, our margins were negatively impacted.
Sulfur fell another $150 per ton in the first quarter of 2009, which is beneficial to this contract. However, the volumes sold to this customer will be less than the fourth quarter. So, forecasted cash flow for the first quarter will be significantly reduced when compared to the fourth quarter.
In our Terminalling and Storage segment, our cash flow was $6.7 million in the fourth quarter, compared to $5.2 million in the third quarter. The third quarter was negatively impacted by a $1.5 million hurricane deductible charge. So, if that charge was added back in the third quarter, our cash flow would have been $6.7 million, meaning our fourth quarter was flat when compared to the third quarter.
For the first quarter of 2009, we have seen a slight decrease in fuel volumes running through our shorebase terminals, probably cash flow from this segment will be slightly down in the first quarter. This volume decrease is a result of some of our shorebase competitors coming back on line after being down for Hurricane Ike. Also, there have been — has been a slight decline in offshore drilling activity working out of our shorebases.
In our Natural Gas Services segment, we had operating income of $1.2 million in the fourth quarter, compared to $4.7 million in the third quarter. In the fourth quarter, we had a $3.4 million non-cash mark-to-market benefit, compared to a $6.6.million non-cash mark-to-market benefit in the third quarter.

Complementing our natural gas services is our cash flow from our unconsolidated entities, which is primarily our 50% owned Waskom Gas Processing plant.
For the fourth quarter, our cash flow generated from these unconsolidated entities was $2.6 million, compared to $3.5 million in the third quarter. So without the impact of the non-cash mark-to-market benefits plus our distributions from our unconsolidated entities, our natural gas services cash flow for the fourth quarter was $1.4 million, compared to $2.6 million in the third quarter.
Negatively impacting the natural gas services cash flow was the approximate 50% decline of NGL pricing that occurred in the fourth quarter. This had a large negative impact to our wholesale propane business.
Due to Generally Accepted Accounting Principles, we were forced to write-down inventory to the lower of cost or market at year-end. This negatively impacted on fourth quarter by approximately $2.7 million. Fortunately, we have sales contracts with this inventory in the first quarter at much higher prices than what we are carrying the propane inventory for. So, we should recover the inventory write-down that occurred in the fourth quarter.
Waskom’s current contract mix is 45% percent of liquids, 39% fee-based, 16% percent of proceeds, and less than 1% keep-whole. We currently have 47% of 2009 volumes hedged, 21% of 2010 volumes hedged. We unwound our 2011 hedges which represented only 10% of that year’s volume hedged, and received a cash payment of $1.9 million in the fourth quarter.
For 2009, a $1 change in natural gas pricing affects our cash flow $50,000 per month and a $10 change in crude oil pricing changes our cash flow approximately $120,000 per month.
Looking forward to the first quarter, our plant inland buys will be similar to the fourth quarter. Currently, we are processing 270 million cubic feet per day at our Waskom plant. However, processing volumes in January and February were down a bit, so we should average approximately 250 million cubic feet per day for the first quarter.
Also in the first quarter, we expect our wholesale propane business to improve when compared to the fourth quarter, due to deliveries of propane at higher values than our year-end inventory carrying costs.
Also regarding our competitive position in the East Texas gas processing market, we continued to be the only gas plant in our market area that has full fractionation capability, giving us the competitive advantage to other gas plants in the area.
In our Marine Transportation segment, we had operating cash flow of $4.9 million in the fourth quarter, compared to $5.7 million in the third quarter. The decrease in cash flow was driven by a fourth quarter increase in marine SG&A cost. The increase was primarily driven by a bad debt charge relating to a shipyard that was destroyed by Hurricane Ike and a subsequent bankruptcy filing by that same shipyard.
We had advanced payments to that shipyard for tug construction, and because of the bankruptcy filing we took a bad debt charge in the fourth quarter. Excluding this unusual charge, our marine operating cash flow would have been $6.2 million for the fourth quarter, a $500,000 increase over the third quarter.
Looking forward to the first quarter of 2009, our fleet remains highly utilized and other than downtime surrounding scheduled coastguard mandated dry-dockings, we foresee continued high utilization rates throughout 2009.
Looking towards 2009, our internal forecast shows our cash flow contribution by segment to be approximately the same or roughly 25% per segment between all four segments. We continued to believe this diversity of cash flow is a unique strength in these challenging economic times, and positively differentiates us from other single line of business master limited partnerships.
Now, I’d like to discuss our liquidity and capital resources. At December 31, 2008 we had $295 million drawn against our $325 million credit facility. Our debt to total capitalization at the end of the year was 56% and our bank facilities rolling 12 months leverage ratio, defined as total debt to EBITDA, was 3.18 to 1. Based on that leverage ratio, our interest rate is LIBOR plus 200.
Of our total debt outstanding, we have fixed $235 million of our bank facility through interest rate hedges at an average interest rate of 4.44%. When added to the applicable margin of 200 basis points, our hedge rate is 6.44%.
Our maintenance capital expenditures for the fourth quarter were $5.1 million. Looking forward to 2009, we anticipate maintenance capital expenditures of approximately $9 to $11 million. The 2009 maintenance capital expenditure plan is front-end loaded as approximately 70% of our maintenance CapEx budget is forecasted to be spent in the first half of the year.
We spent approximately $84 million of growth CapEx this year. Looking forward to 2009 our growth CapEx will be significantly reduced as we are only completing the existing projects that are in process or are under contract and must be completed.
A significant portion of these new assets are marine vessels that will come out of the shipyard in August and September. We are in the process of evaluating leasing opportunities with financial providers for these new marine vessels in order to preserve capital availability under our bank facility. We have also made progress in our plans to sell certain non-strategic assets. The sale of these non-strategic assets will create additional liquidity for us and allow us to bridge the gap to a better capital markets environment. We should have more clarity on these non-strategic asset sales over the next two months.
This concludes my formal comments. Operator, please open the phone lines for questions.
QUESTION AND ANSWER SECTION
Operator
Thank you, sir. Ladies and gentlemen, at this time we’ll be conducting a question-and-answer session. [Operator Instructions]. Our first question comes from the line of Darren Horowitz with Raymond James. Please proceed with your question.

Darren Horowitz with Raymond James
Good morning, guys.
Robert Bondurant — Martin Midstream Partners — CFO
Good morning.
Darren Horowitz with Raymond James
Bob, on the 2009 growth CapEx program, can you quantify exactly how much it’s going to be reduced year-over-year, and more specifically detail what projects have been cut?
Robert Bondurant — Martin Midstream Partners — CFO
Well, basically what’s in our forecast roughly for 2009 is approximately $30 million. However, the leasing opportunities will allow us to be able to finance probably $25 million of that. So, that would not come in our bank facility and so that’s kind of where it stands right now.
Darren Horowitz with Raymond James
Okay. Switching gears over to the assets that you’re looking to sell. I think last quarter on the call you were talking about marketing 2 tugs and you hoped to achieve about $25 million. Can you give us a little bit more clarity on that? Are there anymore non-strategic assets that you’re considering selling at this point in time and can you give us a sense of where the market is for those assets?
Robert Bondurant — Martin Midstream Partners — CFO
Yeah, there is — in addition to the two tugs and two barges, actually, it’s really two tows and they are both offshore — which are a continuing process, we should have clarity on one of those here in the next 30 to 60 days, and the other one is kind of in the fourth quarter. There is also a non-strategic terminal that we are in negotiations with the potential buyer. And we’re very close to some resolution on that and the cash generated on that would be approximately $24 million.
Darren Horowitz with Raymond James
Okay. And then just one big picture question for Ruben. When you’re looking at the Cotton Valley, what are you hearing from producers that are there, are rigs being laid down to the pace that we hear rumblings throughout the channel or are you guys seeing something different?
Ruben Martin — Martin Midstream Partners — CEO
No, I think you’ve seen a pretty good lay-down in the rigs. We’ve got to be getting close to the bottom of the lay-down. You’re just seeing some of the new technology on the horizontal drilling and everything is really taken up the slack on a lot of the Cotton Valley.

And so, I don’t know that you’re seeing a big change in production. And I think that a lot of it is just now working through the system as we’ve seen with some of the major producers, here recently that are saying that they are just not going to produce at some of these levels.
So, I think we will continue to see some deterioration in the total gas supply coming out of the area, but there are still a lot of plans for a lot of big pipes running in and out of this area. And so — and as Bob said, since we have a fractionator and everything at Waskom we’re basically last man standing in this area as far as processing economics go. So, we’re not totally too distraught concerning some of the things that are happening here through East Texas. But I’ve seen gas here at $0.80 before and people were drilling then. So, I think you will continue to see East Texas is a very prolific area for production.
Darren Horowitz with Raymond James
Thanks guys. I appreciate it.
Operator
Thank you. Ladies and gentlemen, our next question comes from the line of Sean Wells with RBC Capital Markets. Please proceed with your question.
Sean Wells with RBC Capital Markets
Good morning, guys. Hey, in the last call I think you mentioned about a processing pullback in your business footprint for the natural gas services. And I was wondering if you guys had seen any more of that recently?
Ruben Martin — Martin Midstream Partners — CEO
When you say a processing pullback, what exactly do you mean?
Sean Wells with RBC Capital Markets
Well, I guess there were plans for various expansions in your — around your business footprint. And so I was wondering if you had seen any more of that recently?
Ruben Martin — Martin Midstream Partners — CEO
Well, you couldn’t see a whole lot more than what was already announced because pretty much every new project in the area was pretty much cancelled. So, and I think it was around five plants that were basically canceled throughout the year. So yeah, as far as all of the competitors in this area that had plans and plans on the drawing board, they are pretty much all been canceled.
Sean Wells with RBC Capital Markets
Okay. Moving over to sulfur services, I noticed back on the volumes for especially sulfur, they were down this quarter noticeably. Can you — I mean, I understand that the performance of the segment was pushed up by margins, but why were the volumes so low?

Ruben Martin — Martin Midstream Partners — CEO
I guess a lot of the volumes, in those things a lot of our producers went totally to prilling their sulfur for export to try to get it out of export because of the domestic consumers just didn’t exist. So, it probably lowered the volumes throughout our total system because a lot of these guys went straight through the priller, which probably it doesn’t show up in our volumes, our purchase and resale of sulfur because we’re just providing the service to do it. So, we’re generating revenue even though the volumes may be down because we’re not buying and selling the sulfur.
And a lot of it just has to do with looking for different homes because the consumers just were not consuming. And so we had to cut back suppliers. Suppliers were trying to cut back, find alternatives. It was a very difficult time. It’s actually leveled back out at this point in time and we should see those volumes maintain and get steady again. The consumption has actually come back. And other than turnarounds in the refineries and so forth, production should be back to normal levels here in the rest of the year.
Sean Wells with RBC Capital Markets
Okay. And one last question, and that has to do with maintenance capital expense for this quarter. I think you guys were guiding around $3.5 million. And it came out to be about $5.1 million. I was just wondering why it was a little bit steeper this quarter than expected.
Robert Bondurant — Martin Midstream Partners — CFO
It was on the marine transportation side. And they just had — bottom line they under-forecasted what they thought some of their dry-docks we’re going to cost and they cost little bit more than what was anticipated.
Fortunately for us we’ve been on a two year really big spend on maintenance CapEx in the marine business. That has basically almost been completed. For example of our $15 million of maintenance CapEx this year, roughly $10 million of it was in marine and we are forecasting only $5 million in marine next year because we have done a massive, I guess, overhaul of the system and that is basically completed now.
Joe McCreery — Martin Midstream Partners
With the addition of new vessels as well.
Robert Bondurant — Martin Midstream Partners — CFO
Yeah.
Joe McCreery — Martin Midstream Partners
Reduce the maintenance CapEx.
Robert Bondurant — Martin Midstream Partners — CFO

That’s correct, that’s correct. These vessels come online will help that situation as well.
Sean Wells with RBC Capital Markets
Okay. Thanks a lot. I appreciate the insight. Thanks.
Operator
Thank you. Ladies and gentlemen, our next question comes from the line of Jeff Morgan with Wachovia. Please proceed with your question.
Jeff Morgan with Wachovia
Yeah. Thanks good morning. Most of my questions had been answered already. But I had one quick question. What are you guys seeing from a refinery utilization trends in your areas and does that have any impact on your different businesses?
Ruben Martin — Martin Midstream Partners — CEO
Well, the refinery utilization in our area of course is mainly Gulf Coast. And there obviously we’ve seen refinery utilization at some historic lows, most of the tows that we have now are out on full day charter. We get paid, whether they’re moving or not. We have seen some of people trying to sublet their tows and so forth through the area.
But overall, the volumes even in refinery utilization as it comes down sometimes in the areas where we deal which is the asphalt and some of the harder to handle products, you don’t see a big reduction in that overall amount of volume compared to the market. So we have not seen a big turndown in our business due to refinery utilization. And hopefully, the refinery utilization is getting close to bottom. I think it’s around what, 84% or so. Low 80s. Which is historic lows and we still seem to be fairly busy.
Jeff Morgan with Wachovia
Okay great. That’s all I had. Thanks.
Ruben Martin — Martin Midstream Partners — CEO
Thank you.
Operator
[Operator Instructions]. Thank you. But we have no further questions at this time. I’d like to turn the floor back to management.
Ruben Martin — Martin Midstream Partners — CEO
Okay. Thank you guys for calling in today. We’re very proud of our fourth quarter with our strongest quarter ever in these times and the distribution coverage was good in these very difficult times.

I believe we really benefit from the diversity in our company. It has added something. I think we’ve been touting this diversity from the time that we went public in 2002. And I believe it’s finally coming around to where it really makes the difference as comparing us to the other MLPs.
We’ve got — our managers have really been working hard to cut our capital expenditures, reduce our cash — to maintain our cash, to reduce our capital expenditures, and cut our growth capital expenditures to a bare minimum to maintain this cash and a lot of discipline. We’re working very hard to keep this thing going. We’ve got to some good flexibility going forward where we stand right now. So we feel good about 2009 and hope to continue with these good quarters. And I appreciate everybody’s time calling in. And we’ll see you next time. Thank you.
Operator
Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.